UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BRIGHAM EXPLORATION COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BRIGHAM EXPLORATION COMPANY
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 1, 2006
To the Stockholders of
     Brigham Exploration Company:
      Notice is hereby given that the Annual Meeting of Stockholders of Brigham Exploration Company, a Delaware corporation, will be held on Thursday, June 1, 2006, at 10:00 a.m., local time, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, for the following purposes:

1.	To elect eight directors to serve until the Annual Meeting of Stockholders in 2007;

2.	To approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2006;

3.	To approve the amendment to our Certificate of Incorporation to increase the number of shares of authorized common stock from 50,000,000 to 90,000,000; and

4.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.
      Only stockholders of record at the close of business on April 14, 2006, are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.
      You are cordially invited and urged to attend the meeting, but if you are unable to attend, please vote on the website, vote by telephone or sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

By Order of the Board of Directors

Warren J. Ludlow
Secretary
May 1, 2006
Austin, Texas

GENERAL INFORMATION
PROPOSAL ONE
ELECTION OF DIRECTORS
PROPOSAL TWO
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL THREE
APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBERS OF SHARES OF COMMON STOCK
CORPORATE GOVERNANCE
Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
ADDITIONAL INFORMATION
PERFORMANCE MEASUREMENT COMPARISON
OTHER MATTERS

Brigham Exploration Company
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
JUNE 1, 2006
GENERAL INFORMATION
      We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Stockholders of Brigham Exploration Company. The Annual Meeting of Stockholders will be held on Thursday, June 1, 2006 at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas. In this proxy statement, Brigham Exploration Company is referred to as “we” or “us.” Definitive copies of this proxy statement and the enclosed proxy card are being mailed, on or about May 3, 2006, to common stockholders as of the record date, April 14, 2006.
QUESTIONS AND ANSWERS ABOUT THE MEETING
Where and when is the Annual Meeting of Stockholders?
      Our Annual Meeting of Stockholders will be held on Thursday, June 1, 2006, at 10:00 a.m., local time, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
Who may vote?
      You may vote if you were the record holder of our common stock as of the close of business on April 14, 2006, the record date for the meeting. Each share of our common stock is entitled to one vote at the meeting. On the record date, there were 45,474,108 shares of common stock outstanding and entitled to vote at the meeting.
      Stockholders have no dissenters’ rights or rights of appraisal under Delaware law or our Certificate of Incorporation or Bylaws in connection with Proposals One, Two or Three.
May I attend the Annual Meeting of Stockholders?
      Yes. But you may only vote if you were a record holder of our common stock as of the close of business on April 14, 2006, the record date for the meeting.
What am I voting on?
      You are voting on:

•	the election of eight directors to serve until the Annual Meeting of Stockholders in 2007;

•	the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2006;

•	the approval of the amendment to our Certificate of Incorporation to increase the number of shares of authorized common stock from 50,000,000 to 90,000,000; and

•	any other business properly coming before the meeting.

How does the Board recommend that I vote?
      The Board recommends that you vote:

•	FOR the election of eight directors to serve until the Annual Meeting of Stockholders in 2007;

•	FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2006; and

•	FOR the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 90,000,000.
Why should I vote?
      Your vote is very important. Regardless of the number of shares you hold, the Board strongly encourages you to exercise your right to vote as a stockholder.
How do I vote?
      You may vote by any of the following methods:

•	Vote on the Internet at the website for Internet voting. Simply follow the instructions on the proxy card to vote your shares and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 31, 2006.

•	Vote by telephone using the toll-free number listed on the proxy card and following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 31, 2006.

•	Vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board of Directors. If mailed, your completed and signed proxy card must be received by May 31, 2006.

•	You may attend and vote at the meeting. The Board recommends that you vote on the Internet, by telephone or by mail as it is not practical for most stockholders to attend and vote at the meeting.
      Using one of these methods to vote your proxy card will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in street name (e.g., held in the name of a bank, broker, or other holder of record) you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the meeting.
If I vote by telephone or Internet, do I need to return my proxy card?
      No.
If I vote by mail, telephone or Internet, may I still attend the meeting?
      Yes.
Is my vote confidential?
      Yes. All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.

Can I change my vote?
      If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken by:

•	voting at a later time by Internet or telephone;

•	voting in person at the meeting; or

•	delivering to our Corporate Secretary a proxy with a later date or a written revocation of your proxy.
How many votes must be present to hold the meeting?
      In order for us to hold our meeting, stockholders holding a majority of the shares of our common stock entitled to vote must be present in person or by proxy at the meeting. This is referred to as a quorum. If you attend our Annual Meeting of Stockholders and vote in person or if you properly return your proxy by Internet, telephone, or mail, your shares are counted as present at the meeting.
How many votes are needed to approve each of the proposals?
      Proposal One will be approved if a plurality of the shares present in person or by proxy vote for the eight nominees. The approval of Proposal Two and Three require the affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date. Abstentions and broker non-votes will effectively count as a vote against the proposal.
Who is soliciting my proxy, how is it being solicited, and who pays the cost?
      We, on behalf of our Board of Directors, through our officers and employees, are soliciting proxies primarily by mail. Our directors, officers and regular employees, in person or by mail, telephone or telegram, may make solicitation without additional compensation. We may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by us.
Could other matters be decided at the meeting?
      We are not aware of any matters that will be considered at the Annual Meeting of Stockholders other than those on the proxy card. However, if any other matters arise at the Annual Meeting of Stockholders, the persons named in your proxy will vote in accordance with their best judgment.
Where can I find the voting results of the meeting?
      We will announce voting results at the meeting, and we will publish the final results in our quarterly report filed on the 10-Q for the second quarter of 2006. You can get a copy of this and other reports free of charge on our website at www.bexp3d.com or by contacting our Investor Relations Department at (512) 427-3300.
How can I communicate with the Board of Directors?
      Stockholders may communicate with the members of our Board by submitting correspondence to our Secretary, Attention: Name of Board Member, Brigham Exploration Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730.

PROPOSAL ONE
ELECTION OF DIRECTORS
      All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board, except where authorization so to vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person(s) designated by the Board. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee.
      Pursuant to the Securities Purchase Agreement dated November 1, 2000, we have to nominate one representative named by DLJMB Funding III, Inc., a Delaware corporation (Funding III) to serve as a member of the Board. Accordingly, the Board has nominated Steven A. Webster, for election as a member of the Board. On December 23, 2002, Funding III assigned its rights to designate a director to DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership (MBP).
      The eight director nominees of the Board are named below. Each of the nominees has agreed to serve as a director if elected. We have included below information about each of the nominees, including each nominee’s age as of March 31, 2006, their position with us, their business experience for at least the past five years and directorships of other publicly held companies.
      The Board of Directors recommends that stockholders vote FOR the election of the nominees listed below.
Nominees for Director
      Ben M. “Bud” Brigham, age 46, has served as our Chief Executive Officer, President and Chairman of the Board since we were founded in 1990. From 1984 to 1990, Mr. Brigham served as an exploration geophysicist with Rosewood Resources, an independent oil and gas exploration and production company. Mr. Brigham began his career in Houston as a seismic data processing geophysicist for Western Geophysical, Inc. a provider of 3-D seismic services, after earning his B.S. in Geophysics from the University of Texas. Mr. Brigham is the brother of David T. Brigham, Executive Vice President — Land and Administration.
      David T. Brigham, age 45, joined us in 1992 and has served as a Director since May 2003, and as Executive Vice President — Land and Administration since June 2002. Mr. Brigham served as Senior Vice President — Land and Administration from March 2001 to June 2002, Vice President — Land and Administration from February 1998 to March 2001, as Vice President — Land and Legal from 1994 until February 1998 and as Corporate Secretary from February 1998 to September 2002. From 1987 to 1992, Mr. Brigham was an oil and gas attorney with Worsham, Forsythe, Sampels & Wooldridge. For a brief period of time, before attending law school, Mr. Brigham was a landman for Wagner & Brown Oil and Gas Producers, an independent oil and gas exploration and production company. Mr. Brigham holds a B.B.A. in Petroleum Land Management from the University of Texas and a J.D. from Texas Tech School of Law. Mr. Brigham is the brother of Ben M. Brigham, Chief Executive Officer, President and Chairman of the Board.
      Harold D. Carter, age 67, has served as a Director on our Board and as a consultant to us since 1992. Mr. Carter has more than 40 years experience in the oil and gas industry and has been an independent consultant since 1990. Prior to consulting, Mr. Carter served as Executive Vice President of Pacific Enterprises Oil Company (USA). Before that, Mr. Carter was associated for 20 years with Sabine Corporation, ultimately serving as President and Chief Operating Officer from 1986 to 1989. Mr. Carter consults for Associated Energy Managers, Inc. with respect to its Energy Income Fund, L.P. and is a director of Energy Partners Ltd., and a director of Abraxas Petroleum Corporation, both publicly traded oil and gas companies, and Longview Production Company, a private company. Mr. Carter has a B.B.A. in Petroleum Land Management from the University of Texas and has completed the Program for Management Development at the Harvard University Business School.

      Stephen C. Hurley, age 56, has served as a Director on our Board since December 2002. Mr. Hurley is President of Hunt Oil Company and served as Executive Vice President from August 2001 to April 2004. Prior to joining Hunt Oil, Mr. Hurley served as Executive Vice President, Chief Operating Officer and a member of the board of directors for Chieftain International, Inc. from September 1995 to August 2001. Mr. Hurley holds a Masters of Science degree in Geology from the University of Arkansas and an advanced degree in business studies from Harvard University.
      Stephen P. Reynolds, age 54, has served as a Director on our Board since 1996. Mr. Reynolds is currently a private investor. Mr. Reynolds served as a special adviser to General Atlantic Partners, LLC and was associated with General Atlantic or its predecessor entities from April 1980 to 2000. From 1975 to 1980, Mr. Reynolds worked for Peat Marwick Mitchell, an accounting firm, that later merged to form KPMG LLC. There, he served as the Supervising Senior Accountant on the auditing staff where he was responsible for auditing businesses of various sizes. Mr. Reynolds holds a B.A. in Economics from Amherst College and a Masters Degree in Accounting from New York University.
      Hobart A. Smith, age 69, has served as a Director on our Board since December 2002. Mr. Smith has been associated with Smith International, Inc. and its affiliates and predecessors, a products and services supplier to the oil and gas and petrochemical industries, in various capacities since 1965, including Vice President of Customer Relations, Assistant to the President and Vice President of Marketing. Since 1992, Mr. Smith has served as a consultant to Smith International, primarily in Customer Relations and Industry Affairs. Mr. Smith is also a director of Harken Energy Corp., a publicly traded oil and gas company. Mr. Smith has a degree in Business Administration from Claremont-McKenna College.
      Steven A. Webster, age 54, has served as a Director on our Board since November 2000. Since 2005, Mr. Webster has been the Co-Managing Partner of Avista Capital Partners, a private equity firm which invests in energy, healthcare and media. From 2000 to 2005, Mr. Webster was the Chairman of Global Energy Partners, a specialty group within CSFB Private Equity that makes investments in energy companies. From 1998 to 1999, Mr. Webster served as Chief Executive Officer and President of R&B Falcon Corporation, and from 1988 to 1998, Mr. Webster served as Chairman and Chief Executive Officer of Falcon Drilling Corporation, both offshore drilling contractors. Mr. Webster is on the board of directors of Hercules Offshore, a publicly traded company which provides drilling and liftboat services to the oil and gas exploration and production industry, Seacor Holdings Inc., a publicly traded company, which provides services in the offshore oil and gas and marine transportation industries, Basic Energy Services, a publicly traded company which provides a range of well site services to oil and gas drilling, and producing companies, Carrizo Oil & Gas, Inc., a publicly traded oil and gas exploration and production company, Goodrich Petroleum Corporation, a publicly traded oil and gas production company, Grey Wolf Inc., a publicly traded land drilling contractor, Camden Property Trust, a publicly traded real estate investment trust, Crown Resources Corporation, a publicly traded precious metals exploration company, and Geokinetics, Inc., a publicly traded geophysical services provider. In addition, Mr. Webster serves as Chairman of Basic Energy Services, Carrizo Oil & Gas and Crown Resources. Mr. Webster was the founder and an original shareholder of Falcon Drilling Company, Inc., a predecessor to Transocean, Inc., and was a co-founder and original shareholder of Carrizo Oil & Gas, Inc. Mr. Webster holds a B.S.I.M. from Purdue University and an M.B.A. from Harvard Business School.
      R. Graham Whaling, age 51, has served as a Director on our Board since June 2001. Mr. Whaling is currently Chairman, CEO and a director of Laredo Energy, L.P. and a director of Complete Production Services and has spent his entire career in the energy industry, as a petroleum engineer, an energy investment banker, a chief financial officer and a chief executive officer of energy companies. From May 1999 to May 2001, Mr. Whaling was a Managing Director with a specialty group within CSFB Private Equity that makes investments in energy companies. From May 1998 until May 1999, Mr. Whaling was a Managing Director with Petrie Parkman & Co. Prior to that, Mr. Whaling was the Chief Financial Officer for Santa Fe Energy where he managed the initial public offering and the spin-off of Santa Fe’s western division, a company called Monterey Resources. He was its Chairman and Chief Executive Officer until it was acquired by Texaco in 1997. Prior to 1997, Mr. Whaling spent seven years as an investment banker focusing on the energy industry with Lazard Freres & Co. and CS First Boston. Mr. Whaling worked as a petroleum engineer for nine years in the beginning of his career primarily with Ryder Scott Company, an oil and gas consulting firm. Mr. Whaling received a B.S. degree in petroleum engineering from the University of Texas in 1977 and an M.B.A., with Distinction, from the Wharton School in 1987.

PROPOSAL TWO
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
      The Board recommends the approval of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2006. PricewaterhouseCoopers LLP has been our independent registered accounting firm since 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. Although stockholder approval of the appointment of PricewaterhouseCoopers LLP is not required, the Board believes that it is appropriate to seek stockholder approval of this appointment. If the stockholders fail to approve the appointment, the Audit Committee and the Board will consider whether or not to retain that firm. Even if the appointment is approved, the Board, at its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interests of our stockholders.
      During 2005 and 2004 we incurred the following fees with PricewaterhouseCoopers LLP:

	2005	2004

Audit fees(1)	$646,511	$547,210
Audit related fees	—	—
Tax fees	—	—
All Other Fees(2)	1,599	1,500

Total	$648,110	$548,710

(1)	Includes $72,000 and $53,000 for 2005 and 2004, respectively, incurred for services performed in connection with our Registration Statements filed on Form S-3, respectively.

(2)	These constituted fees for a research tool license.
      Unless stockholders specify otherwise in the proxy, proxies solicited by the Board will be voted by the persons named in the proxy at the Annual Meeting of Stockholders to approve the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for 2006.
      The Board of Directors recommends that stockholders vote FOR the appointment of PricewaterhouseCoopers LLP.

PROPOSAL THREE
APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED NUMBERS OF SHARES OF COMMON STOCK
      The Board has adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 90,000,000.
Available Authorized Capital
      Under Delaware law, we may only issue shares of capital stock to the extent such shares have been authorized for issuance under our Certificate of Incorporation. Our Certificate of Incorporation currently authorizes us to issue up to 50,000,000 shares of common stock. As of April 14, 2006:

•	45,474,108 shares of common stock were issued and outstanding, including 470,745 shares of restricted stock;

•	3,766,538 shares of common stock were reserved for issuance under our amended 1997 Incentive Plan;

•	422,800 shares of common stock were reserved for issuance under our amended 1997 Director Stock Option Plan; and

•	335,554 shares of common stock were available for future corporate purposes.
      There are also 505,051 shares of Series A preferred stock issued and outstanding at April 14, 2006. Our Certificate of Incorporation authorizes us to issue 10,000,000 shares of preferred stock and this amendment would not increase the number of authorized preferred shares.
      The additional shares may be used for various purposes, including:

•	raising capital;

•	providing equity incentives to employees, officers and directors;

•	expanding our business through acquisitions; and

•	other general corporate purposes.
      We currently have no specific plans to issue the additional shares of common stock that would be authorized by this proposal. Like the presently authorized but unissued shares of common stock, the additional shares of common stock authorized by this proposal would be available for issuance without further action by our stockholders, unless further action is required by law, the rules of the NASDAQ Stock Market or any other stock exchange on which our common stock may be listed in the future. The authorization of additional shares of our common stock will enable us, as the need may arise, to take advantage of market conditions and favorable opportunities without the delay and expense associated with the holding of a special meeting of our stockholders.
      The following resolution, which will be presented to the Annual Meeting of Stockholders, will adopt the proposed amendment to the Certificate of Incorporation to increase the authorized shares of common stock: RESOLVED, that our Certificate of Incorporation be amended by deleting the first sentence of Fourth Article and substituting the following in lieu thereof:
      The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares, consisting solely of 10,000,000 shares of Preferred Stock, par value $.01 per share, and 90,000,000 shares of Common Stock, par value $.01 per share.
      If the proposed Amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.
      The Board of Directors recommends that stockholders vote FOR the amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 90,000,000.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
      In 2006, we adopted Corporate Governance Guidelines to assist the Board in exercising its responsibilities and to provide better communication of our policies to the public. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision-making, both at the Board and management level, with a view to enhancing long-term shareholder value. A copy of our Corporate Governance Guidelines may be found on our website at www.bexp3d.com.
Code of Business Conduct and Ethics
      We adopted our Code of Business Conduct and Ethics in December 2002. A copy of our Code of Business Conduct and Ethics may be found on our website at www.bexp3d.com.
Board Independence
      Our business and affairs are managed by and under the direction of our Board of Directors, which exercises all corporate powers and establishes broad corporate policies. In the opinion of the Board, and as “independent” is currently defined by the NASDAQ rules, a majority of the members of our Board are independent of management and free of any relationship that would interfere with their exercise of independent judgment.
      The Board of Directors has affirmatively determined that Harold D. Carter, Stephen C. Hurley, Stephen P. Reynolds, Hobart A. Smith and R. Graham Whaling are independent.
      In addition, the Board of Directors has affirmatively determined that all the members of the audit committee satisfy the definition of “independent” prescribed by the Securities and Exchange Commission for members of an audit committee.
      The Board of Directors has affirmed that all of the members of the Nominating and Corporate Governance Committee and the Compensation Committee are independent, as independent is defined by the NASDAQ rules.
Meetings and Committees of the Board of Directors
      In 2005, our Board of Directors held nine meetings, as well as conducted some other business through unanimous consents. Each director attended all of those meetings, except that Stephen P. Reynolds and R. Graham Whaling were each unable to attend one of those meetings and Hobart A. Smith and Steven A. Webster were each unable to attend two of those meetings. The Board formed standing Audit and Compensation Committees in February 1997 and a Nominations Committee in March 2003. In March 2006, the Nominations Committee was expanded to the Nominating and Corporate Governance Committee in order to review our Corporate Governance Guidelines and to monitor our Code of Ethics and other corporate policies, procedures and processes. The Audit Committee held nine meetings in 2005. Each member of the Audit Committee attended all of those meetings. The Compensation Committee held three meetings in 2005, as well as conducted some other business through unanimous consents. All members of the Compensation Committee attended each meeting. Although the Nominations Committee did not hold a meeting in 2005, it did meet in March 2006 and recommended to the Board of Directors the nominees set forth in Proposal One. Each director attended, either in person or by telephone conference, no fewer than 75% of the Board or committee meetings held while serving as a director or committee member in 2005. Five members of the Board attended our 2005 Annual Meeting of Stockholders and the Board strongly recommends that each director attend our 2006 Annual Meeting of Stockholders.

      The following table sets forth the members of each committee:

Committee

Nominating &
Corporate
Name	Audit	Compensation	Governance

Ben M. Brigham
David T. Brigham
Harold D. Carter		X	X
Stephen C. Hurley		X	X
Stephen P. Reynolds	X		X
Hobart A. Smith	X
Steven A. Webster
R. Graham Whaling	X	X
Nominating and Corporate Governance Committee
      In March 2006, we changed the Nominations Committee to the Nominating and Corporate Governance Committee in order to set guidelines for our officers and employees that encourage corporate responsibility and reinforce good business practices and to monitor our Code of Ethics and other corporate policies, procedures and processes. The Board viewed this change as the natural evolution of the pre-existing Nominations Committee which was formed in March 2003. The Nominating and Corporate Governance Committee adopted an amended charter in March 2006, a copy of which is available on our website at www.bexp3d.com.
      Pursuant to the charter, the Nominating and Corporate Governance Committee is permitted to pay fees to third parties to identify or evaluate or assist it in identifying or evaluating potential director nominees, however, the Nominating and Corporate Governance Committee has not yet paid any such fees.
      The minimum qualifications and specified qualities or skills that the Nominating and Corporate Governance Committee believes are necessary for a director nominee to possess include the nominee’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.
      The process employed by the Nominating and Corporate Governance Committee for identifying and evaluating nominees is as follows:

•	the collection of a list of potential nominees from, among others, management, board members and stockholder recommendations (either in advance of the annual meeting or from time to time);

•	the engagement of a search firm, if deemed appropriate;

•	the evaluation of potential conflicts;

•	committee meetings to narrow the list of potential nominees;

•	interviews with a select group of nominees;

•	selection of a nominee most likely to advance the best interests of stockholders; and

•	the recommendation of the nominee for Board approval.
      Although the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of nominees recommended by stockholders, it anticipates that it will evaluate such nominees by following substantially the same process, and applying substantially the same criteria, as for nominees submitted by Board members.
Audit Committee
      The Audit Committee’s primary responsibilities are:

•	To recommend our independent registered public accounting firm to our Board of Directors;

•	To review with our independent registered public accounting firm, the plan and scope of the independent registered public accounting firm’s annual audit, the results thereof and the independent registered public accounting firm’s fees;

•	To review our financial statements; and

•	To take such other action as it deems appropriate as to the accuracy and completeness of our financial records and our financial information gathering, reporting policies and procedures.
      The Board of Directors adopted a new written charter for the Audit Committee in March 2004. The charter is reviewed periodically to ensure that it meets all applicable legal and NASDAQ rules.
      Furthermore, the Board of Directors annually forms an assessment team to review the effectiveness of the Audit Committee in achieving its stated purpose as outlined in the charter. In 2005, the assessment team consisted of independent board member, Stephen C. Hurley, and our General Council, Warren J. Ludlow.
      In its written report to the Board of Directors, the assessment team was concluded that for the year 2005, our Audit Committee was in full compliance with the requirement of its charter, the Sarbanes-Oxley Act, NASDAQ rules and all other applicable Federal laws, government rules and regulations, and the industry best practices. Additionally, the assessment team did not identify any material deficiencies in the Audit Committee’s 2005 practices; and therefore, did not offer recommendations to improve the Audit Committee’s effectiveness.
      In March 2006, the Board of Directors determined that each member of the audit committee is financially literate and Stephen P. Reynolds and R. Graham Whaling are Audit Committee financial experts as defined by the Securities and Exchange Commission (SEC).
Audit Committee Audit and Non-Audit Services Approval Policy
      In accordance with the policies of our Audit Committee and the requirements of law, all services to be provided by our independent registered public accounting firm are pre-approved by the Audit Committee. Pre-approval is required for audit services, audit-related services, tax services and other services. Generally, pre-approvals are provided for up to a year, relate to a specific task or scope of work and are subject to a specific budget. To avoid certain conflicts of interest, publicly traded companies are prohibited from obtaining certain non-audit services from their independent registered public accounting firm. We obtain these services from other service providers as needed. Moreover, we have historically restricted the use and scope of permissible non-audit services obtained from our independent registered public accounting firm. During the past two years, we have not utilized PricewaterhouseCoopers LLP for any non-audit related services.
Report of the Audit Committee
To the Stockholders
     of Brigham Exploration Company:
      As members of the Audit Committee of the Board of Directors, we are responsible for helping to ensure the reliability of the company’s financial statements.

      Independence of Audit Committee Members. All of the members of the Audit Committee are independent as defined by Rule 4200(a)(15) of the National Association of Dealers listing standards and the most recent interpretations of those standards.
      Review and Discussions. We have reviewed and discussed the audited financial statements with management. We have also discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380) and SAS 90. Additionally, we have received the written disclosures and the letter from the independent auditors at PricewaterhouseCoopers LLP, as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with the independent auditors their independence.

Recommendation to Include Audited Financial Statements in Annual Report
      Based on our discussions with management and our independent registered public accounting firm, and our review of the representation of management and the report of our independent registered public accounting firm to the Audit Committee, we recommended that the Board of Directors include the audited consolidated financial statements in Brigham Exploration Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.
          Audit Committee:
          Stephen P. Reynolds
          Hobart A. Smith
          R. Graham Whaling
Compensation Committee
      The Compensation Committee exercises the power of the Board in connection with all matters relating to compensation of executive officers and the administration of our stock option programs. The Compensation Committee was formed in February 1997 and finalized its charter in April 2006. The Compensation Committee’s primary responsibilities are:

•	To review and approve on at least an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer and executive officers;

•	To evaluate at least once a year the performance and executive officers in light of our established goals and objectives;

•	To review and approve the evaluation process and compensation structure for our executive officers; and

•	To review and approve our incentive compensation and other stock-based plans and recommend new plans and changes in existing plans to the Board as needed.
Compensation Committee Interlocks and Insider Participation.
      Members of our Compensation Committee are currently Harold D. Carter, Stephen C. Hurley and R. Graham Whaling. The Compensation Committee made all determinations concerning executive officer compensation for the last fiscal year. None of our executive officers has served on the Board of Directors or on the compensation committee for any other entity in which any member of our Board is an officer. See “Certain Transactions” below for certain information regarding relationships between entities and us with whom members of our Compensation Committee are affiliated.

Compensation Committee Report on Executive Compensation Policy
To the Stockholders
     of Brigham Exploration Company:
      As members of the Compensation Committee of the Board of Directors, we are responsible for overseeing our executive compensation, overseeing and administering our incentive compensation plans, and acting on specific matters within our delegated authority.
      Independence of Compensation Committee Members. All of the members of the Compensation Committee are independent as defined by Rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934 and the NASDAQ rules.
      Our executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve our business objectives and contribute to our long-term success. In order to meet these goals, our compensation policy for our executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. In addition, our compensation policy also contemplates performance-based cash bonuses.
      Cash Compensation. In determining recommendations for adjustments to our executive officers’ base salaries (excluding the Chief Executive Officer), we focus primarily on the scope of each officer’s responsibilities, each officer’s contributions to our success in moving toward our long-term goals during the twelve months immediately preceding his or her hire date, the accomplishment of goals set by the officer, our assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of our financial position.
      Incentive Bonus Plan. In early 2005, our Compensation Committee created an Incentive Bonus Plan for our executive officers. Under the terms of the Incentive Bonus Plan, our officers were eligible for a non-discretionary bonus. The amount of the non-discretionary bonus to be paid to each officer was solely dependent upon our obtainment of certain levels of EBITDA (earnings before interest, taxes, depreciation and amortization), production and drilling coverage. A 2006 Incentive Bonus Plan for our officers will be implemented soon, with 50% of the non-discretionary bonus dependent on certain drilling coverage goals, 25% dependent on certain production goals and the remaining 25% dependent on certain EBITDA goals. In certain situations, we may also pay discretionary cash bonuses, the amount of which will be determined based on the contribution of the officer to and the benefit to us of certain transaction(s) or development(s) completed during the course of the year. In addition, our officers have the opportunity to participate in our 401(k) Plan.
      Equity Compensation. The grant of stock options and restricted stock to our executive officers constitutes an important element of their long-term compensation. The grant of stock options or restricted stock increases management’s equity ownership in us with the goal of ensuring that the interests of management remain closely aligned with those of our stockholders. The Board believes that equity positions in us provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options and restricted stock also create an incentive for executive officers to remain with us for the long term.
      Chief Executive Officer Compensation. The factors and criteria, upon which the base salary of Ben M. Brigham, our Chief Executive Officer, is based, are similar to the criteria used in evaluating salary adjustments for our executive officers. Our Chief Executive Officer’s individual contributions include his leadership role in establishing and retaining a strong management team, developing and implementing our business plans and attracting investment capital. In addition, the Compensation Committee reviewed compensation levels of chief executive officers at comparable companies in our industry.
      In determining the amount of annual cash bonus compensation to be paid to our Chief Executive Officer, our Compensation Committee also reviews our performance and the performance of our Chief Executive Officer for the prior fiscal year. For such purposes, our Compensation Committee utilizes a four-part formula, which the Committee believes provides a quantitative and qualitative framework to measure our performance and the performance of our Chief Executive Officer. This formula generally consists of the following components: (i) our attainment of certain threshold multiples of reserve value additions relative to drilling capital investments during the fiscal year; (ii) in the event that certain threshold coverage ratios in (i) are met, our attainment of budgeted drilling levels for the fiscal year; (iii) the number of potential future drilling locations we added to our inventory during the fiscal year; and (iv) a discretionary component to reward other performance factors that are not easily quantifiable.
      Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company’s chief executive officer and each of its other four most highly compensated executive officers. We believe that the limitation has no impact to us with respect to fiscal year 2005. All options granted to employees pursuant to our 1997 Incentive Plan are intended to qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.
      Conclusion. The Committee believes our executive compensation policies and programs effectively serve the interests of stockholders and our company. We have attempted to provide a total compensation and incentive program that motivates key personnel and contributes to our overall success.
          Compensation Committee:
          Harold D. Carter
          Stephen C. Hurley
          R. Graham Whaling
Compensation of Directors
      Fees and Expenses; Other Arrangements. Only non-employee directors are compensated for serving on our Board. Non-employee directors receive an annual retainer of $10,000 per year and receive $2,500 per meeting attended in person or $1,000 per meeting attended by phone. Directors that are members of a committee of the Board receive $1,000 for each committee meeting they attend in person or by phone. We also reimburse these directors for the expenses incurred in connection with attending meetings of the Board and its committees. See “Certain Transactions” for a discussion of a consulting agreement between Harold D. Carter and us.
      Director Stock Options. Pursuant to our 1997 Director Stock Option Plan, as amended, each newly elected non-employee director is granted an option to purchase 20,000 shares of our common stock and each non-employee director receives an option to purchase 10,000 shares of our common stock on December 31 of each year. The options under the plan are granted at fair market value on the grant date and become exercisable, subject to certain conditions, in five equal annual installments on the first five anniversaries of the grant date. The options terminate seven years from the grant date, unless terminated sooner. There are currently 430,000 shares of common stock authorized and reserved for issuance pursuant to the 1997 Director Stock Option Plan. Options to purchase 60,000 shares of our common stock were granted in 2005 to our six non-employee directors pursuant to the 1997 Directors Stock Option Plan. As of April 14, 2006, options to purchase 360,500 shares of our common stock had been granted to our six non-employee directors.

Compensation of Executive Officers
      Summary Compensation. The following table sets forth certain summary information concerning the compensation paid or awarded to our Chief Executive Officer and our other most highly paid executive officers who earned in excess of $100,000 in 2005 (the “named executive officers”) for the years indicated.
Summary Compensation Table

				Long-Term Compensation
	Annual Compensation
				Restricted		Shares	All Other
		Salary	Bonus	Stock Awards		Underlying	Compensation
Name and Principal Position	Year	($)	($)(1)	($)		Options(#)	($)(2)

Ben M. Brigham	2005	350,000	175,000	45,000	(3)	40,000	6,019
Chief Executive Officer, President	2004	337,266	118,040	40,150	(4)	90,000	5,855
and Chairman of the Board	2003	309,805	232,353	129,000	(5)	150,000	5,728
Eugene B. Shepherd, Jr.	2005	239,295	131,612	45,000	(3)	40,000	—
Executive Vice President and	2004	227,900	125,345	40,150	(4)	80,000	—
Chief Financial Officer	2003	212,500	127,500	129,000	(5)	150,000	—
Jeffery E. Larson	2005	189,897	94,948	45,000	(3)	50,000	—
Executive Vice President —	2004	182,593	63,908	40,150	(4)	60,000	—
Exploration	2003	169,038	84,519	129,000	(5)	125,000	—
David T. Brigham	2005	202,566	101,283	45,000	(3)	45,000	—
Executive Vice President — Land	2004	194,775	77,910	40,150	(4)	60,000	—
and Administration and Director	2003	182,292	91,146	129,000	(5)	125,000	—
A. Lance Langford	2005	195,667	107,617	45,000	(3)	50,000	—
Executive Vice President —	2004	188,141	75,256	40,150	(4)	60,000	—
Operations	2003	175,556	96,556	129,000	(5)	125,000	—

(1)	Bonus amounts are stated for the period earned and not necessarily for the period in which the bonus amounts were paid.

(2)	For Mr. Brigham, consists of premiums paid by us under life and disability insurance plans of $2,125 and $3,894, respectively, in 2005, $1,961 and $3,894, respectively, in 2004; and $1,834 and $3,894, respectively, in 2003.

(3)	In 2005, the following shares of restricted stock were awarded to Mr. Ben Brigham, 5,000 shares, Mr. Shepherd, 5,000 shares, Mr. Larson, 5,000, Mr. David Brigham, 5,000 shares and Mr. Langford, 5,000 shares. The value shown in the table above of $45,000 was based on the closing price of our common stock as reported on the NASDAQ Stock Market on December 31, 2004 (the effective date of the restricted stock grant) of $9.00 per share. The value of the restricted stock grant at December 31, 2005, based the closing price of our common stock as reported on the NASDAQ Stock Market on December 30, 2005 of $11.86, was $59,300 for each grantee. The restricted shares vest on January 1, 2010.

(4)	In 2004, the following shares of restricted stock were awarded to Mr. Ben Brigham, 5,000 shares, Mr. Shepherd, 5,000 shares, Mr. Larson, 5,000, Mr. David Brigham, 5,000 shares and Mr. Langford, 5,000 shares. The value shown in the table above of $40,150 was based on the closing price of our common stock as reported on the NASDAQ Stock Market on December 31, 2003 (the effective date of the restricted stock grant) of $8.03 per share. The value of the restricted stock grant at December 31, 2005 based the closing price of our common stock as reported on the NASDAQ Stock Market on December 30, 2005 of $11.86, was $59,300 for each grantee. The restricted shares vest on January 1, 2009.

(5)	In 2003, the following shares of restricted stock were awarded to Mr. Ben Brigham, 25,000 shares, Mr. Shepherd, 25,000 shares, Mr. Larson, 25,000, Mr. David Brigham, 25,000 shares and Mr. Langford, 25,000 shares. The value shown in the table above of $129,000 was based on the closing price of our common stock as reported on the NASDAQ Stock Market on May 28, 2003 (the effective date of the restricted stock grant) of $5.160 per share. The value of the restricted stock grant at December 31, 2005, based the closing price of our common stock as reported on the NASDAQ Stock Market on December 30, 2005 of $11.86, was $296,500 for each grantee. The restricted shares vested 20% on January 1, 2004, 20% on January 1, 2005, and 20% on January 1, 2006, and will vest an additional 20% per year on the first day of each year thereafter, through January 1, 2008.

      Option Grants. The following table contains information about stock option grants to the named executive officers in 2005:
Option Grants in Last Fiscal Year

	Individual Grants				Potential Realized Value
					at Assumed Annual Rates
	Number of	% of Total			of Stock Price
	Shares	Options			Appreciation for Option
	Underlying	Granted to	Exercise or		Term(1)
	Options	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/Share)	Date	5%($)	10%($)

Ben M. Brigham	40,000	14.3%	$12.31	10/10/2012	$197,079	$462,471
Eugene B. Shepherd, Jr.	40,000	14.3%	$12.31	10/10/2012	$197,079	$462,471
Jeffery A. Larson	50,000	17.9%	$12.31	10/10/2012	$246,349	$578,089
David T. Brigham	45,000	16.1%	$12.31	10/10/2012	$221,714	$520,280
A. Lance Langford	50,000	17.9%	$12.31	10/10/2012	$246,349	$578,089

(1)	Amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date such options were granted, through the expiration date. For the option term ending October 10, 2012, based on the closing price on the NASDAQ Stock Market of the common stock of $12.25 on October 10, 2005, a share of the common stock would have a value on the ending dates of the option term of approximately $17.24, at an assumed appreciation rate of 5% and approximately $23.87, at an assumed appreciation rate of 10%.
      Option Exercises and Year-End Option Values. The following table provides information about the number of shares issued upon option exercises by the named executive officers during 2005, and the corresponding value realized by the named executive officers. The table also provides information about the number and value of options that were held by the named executive officers at December 31, 2005.
Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at FY-End(#)		FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ben M. Brigham	—	$—	238,000	212,000	1,870,400	765,300
Eugene B. Shepherd, Jr.	—	$—	166,000	254,000	1,045,900	1,115,350
Jeffery A. Larson	100,000	$753,167	77,000	193,000	398,875	686,225
David T. Brigham	109,000	$678,671	77,000	188,000	398,975	686,225
A. Lance Langford	59,000	$484,688	42,000	193,000	199,950	686,225

(1)	The value of each unexercised in-the-money option is equal to difference between $11.86, which was the closing price of our common stock as reported on the NASDAQ Stock Market on December 30, 2005, and the exercise price of the option.

Employment Agreements
      We employ Ben M. Brigham under an employment agreement (the “Employment Agreement”) as our Chief Executive Officer and President for a five-year term that began in February 1997. The Employment Agreement contains rollover provisions so that at all times the term of the Employment Agreement shall be not less than three years. The agreement provides for an annual salary of $275,000, which our Board may further increase from time to time. Mr. Brigham is also entitled to an annual cash bonus, not to exceed 75% of his then current salary, determined based on criteria established by our Board. Under the Employment Agreement, Mr. Brigham is entitled to participate in any employee benefit programs that we provide to our other executive officers. The only employee benefit programs that we offer to both our officers and employees are group insurance coverage, participation in our 401(k) Retirement Plan and our 1997 Incentive Plan. If Mr. Brigham terminates his employment for good reason, which includes a material reduction of Mr. Brigham’s position without cause or his written consent, breach of a material provision of the Employment Agreement or improper notice of termination, or if we terminate Mr. Brigham without cause, we must pay Mr. Brigham a sum equal to the amount of his annual base salary that he would have received during the remainder of his employment term plus the average of the annual bonuses he received in the preceding two years times the number of years in the remainder of his employment term. Mr. Brigham’s agreement also contains a three-year non-compete and confidentiality clause with standard terms.
      On September 20, 1999 and April 9, 2003, we entered into Change of Control Agreements with certain executive officers, other than our Chief Executive Officer. Under the terms of the Change of Control Agreements, in the event that there is a “Change of Control” (as defined in the Agreement), any options which would have vested within five years of the date of the Change of Control will immediately vest. Further, under the terms of the Change of Control Agreements, in the event that there is both a Change of Control and a “Termination Event” (as defined in the Agreement) prior to the end of the “Retention Period” (as defined in the Agreement), we will pay the terminated officer a severance payment equal to two times the officer’s “Annual Base Salary” (as defined in the Agreement).

ADDITIONAL INFORMATION
Security Ownership of Certain Beneficial Owners and Management
      The table below provides information concerning (i) the only persons known by us, based upon statements filed by such persons pursuant to Section 13(d) or 13(g) and/or Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), to own beneficially in excess of 5% of the common stock as of March 31, 2006, and (ii) the shares of common stock beneficially owned, as of March 31, 2006, by each current director, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all current directors and executive officers as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

	Shares
	Beneficially	Options
	Owned	Exercisable	Total Shares
	Excluding	Within	Beneficially	Percent
Name(1)	Options	60 days	Owned(2)	of Class

Certain Beneficial Owners:
DLJ Merchant Banking Partners III, L.P. and affiliate funds(3)	7,509,882	—	7,509,882	16.5%
Munder Capital Management(4)	2,480,522	—	2,480,522	5.5%
Artisian Partners Limited Partnership(5)	2,402,800	—	2,402,800	5.3%

Directors and Executive Officers:
Ben M. Brigham(6)	2,908,169	138,000	3,046,169	6.7%
David T. Brigham(7)	92,400	82,000	174,400	*
A. Lance Langford(8)	25,000	47,000	72,000	*
Jeffery E. Larson(8)	28,793	82,000	110,793	*
Eugene B. Shepherd, Jr.(8)	35,101	166,000	201,101	*
Harold D. Carter	315,693	25,400	341,093	*
Stephen C. Hurley	0	24,000	24,000	*
Stephen P. Reynolds	69,027	25,400	94,427	*
Hobart A. Smith	6,000	18,000	24,000	*
Steven A. Webster(3)	46,900	25,900	72,800	*
R. Graham Whaling	0	25,200	25,200	*
All current directors and executive officers as a group (11 persons)	3,459,683	658,900	4,183,583	8.9%

*	Represents less than 1%.

(1)	Unless otherwise indicated, the business address of each director and executive officer is 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730.

(2)	According to SEC rules, beneficial ownership includes shares as to which the individual or entity has voting power or investment power and any shares, which the individual has the right to acquire within 60 days of March 31, 2006 through the exercise of any stock option or other right.

(3)	DLJ Merchant Banking, together with its affiliated funds (as listed below), beneficially own the following:

Funds that Hold	Common Shares

DW Merchant Banking III, L.P.	5,323,571
DLJ ESC II, L.P.	1,021,361
MBP III Plan Investors, L.P.	562,120
DLJ Merchant Banking III, Inc., as advisors general partner on behalf of DLJ Offshore Partners III, C.V.	290,460
DLJ Merchant Banking III, Inc., as advisors general partner on behalf of DLJ Offshore Partners III-1, C.V., and attorney-in-fact for DLJ Merchant Banking III, L.P., as associate general partner of DLJ Offshore Partners III-1, C.V.	97,063
FUNDING III	91,131
DLJ Merchant Banking III, Inc., as advisors general partner on behalf of DLJ Offshore Partners III-2, C.V., and attorney-in-fact for DLJ Merchant Banking III, L.P., as associate general Partner of DLJ Offshore	69,142
DLJ MB Partners III GmbH & Co., KG	45,873
Millennium Partners II, L.P.	9,161

Credit Suisse (”Credit Suisse”), a Swiss bank, owns the majority of the voting stock of Credit Suisse Holdings (USA), Inc., a Delaware corporation, which in turn owns all of the voting stock of Credit Suisse (USA), Inc., a Delaware corporation (”CS-USA”). The entities discussed in the above table are merchant banking funds managed by indirect subsidiaries of CS-USA and form part of Credit Suisse’s asset management business. The ultimate parent company of Credit Suisse is Credit Suisse Group (CSG). Due to the separate management and independent operation of its business units, CSG disclaims beneficial ownership of the reported common stock that is beneficially owned by its direct and indirect subsidiaries, including Credit Suisse’s asset management business. Credit Suisse’s asset management business disclaims beneficial ownership of shares of common stock beneficially owned by CSG and any of CSG’s and the Bank’s other business units. Steven A. Webster is the Chairman of Global Energy Partners, a specialty group within Credit Suisse’s asset management business that makes investments in energy companies, and has served in that capacity since 2000. The business address for Credit Suisse is 11 Madison Avenue, New York, New York, 10010.

(4)	The business address for Munder Capital Management is 480 Pierce Street, Birmingham, Michigan 48009.

(5)	The business address for Artisian Partners Limited Partnership is 875 East Wisconsin, Milwaukee, Wisconsin 53202.

(6)	Shares beneficially owned include 1,405,996 shares owned by Ben M. Brigham and 1,383,125 owned by Anne L. Brigham, 25,000 shares of unvested restricted stock owned by Ben M. Brigham, 12,812 shares owned by Brigham Parental Trust I (of which Mr. and Mrs. Brigham are the trustees and which is for the benefit of Ben Brigham’s mother), 13,836 shares owned by Brigham Parental Trust II (of which Mr. and Mrs. Brigham are the trustees and which is for the benefit of Anne Brigham’s parents), and 67,400 shares held by David T. Brigham, as custodian for each of Mr. and Mrs. Brigham’s five children.

(7)	Shares beneficially owned include the following: 25,000 shares of unvested restricted stock, and 67,400 shares held as a custodian for the children of Ben M. Brigham and Anne L. Brigham.

(8)	Shares beneficially owned include 25,000 shares of unvested restricted stock.

Compliance with Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the 1934 Act requires our directors and officers, and persons who own more than 10% of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, officers and more than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to our directors, officers and persons who own more than 10% of our outstanding common stock were met.
Certain Transactions
      In connection with land work necessary for certain of our 3-D exploration, drilling and development operations, we engage Brigham Land Management (BLM), an independent company owned and managed by Vincent M. Brigham, a brother of Ben M. Brigham, who is our Chief Executive Officer, President and Chairman of the Board, and David T. Brigham, who is a director and our Executive Vice President-Land and Administration. During 2005, we compared rates charged by BLM against the rates being charged by other consulting field land brokers and found BLM’s rates to be consistent with others being charged in the industry. BLM specializes in conducting the necessary field land work relating to 3-D seismic exploration activities and to drilling and development activities. BLM performs these services using their employees and independent contractors. During 2005, we incurred costs charged by BLM of approximately $2 million. Other participants in our 3-D seismic projects reimbursed us for a portion of these amounts. At December 31, 2005, we owed BLM $25,000. In connection with our planned capital expenditure budget for 2006, we expect that the amounts paid to BLM for land services will be roughly equivalent to those paid in 2005.
      Mr. Harold Carter, one of our directors, served as a consultant to us on various aspects of our business and strategic issues. Fees paid for these services by us were approximately $30,000 the year ended December 31, 2005. Additional payments totaling approximately $12,000 were made during the year ended December 31, 2005, for the reimbursement of certain expenses. At December 31, 2005, there were no payables related to these services recorded by us.
      From time to time, in the normal course of business, we have engaged a drilling company in which Mr. Steven Webster, one of our current directors, owns stock and serves on the board of directors. Total payments to the drilling company during 2005 were $3.5 million. We did not owe the drilling company any amounts at December 31, 2005. At December 31, 2005, we had short-term accounts receivable from Mr. Webster of approximately $1,500. These receivables represent the director’s share of costs related to his working interest ownership in the Staubach #1, Burkhart #1R and Matthes-Huebner #1 wells that are operated by us. Mr. Webster obtained his interest in these wells through an exploration and production company, Carrizo, that is not affiliated with us. Mr. Webster was a cofounder of Carrizo and is currently chairman of Carrizo’s board of directors. At December 31, 2005, Carrizo owed us $175,000 and we owed Carrizo $20,000 for exploration and production activities. Mr. Webster is also chairman of the board of directors for a well services company that we made payments totaling approximately $560,000 during 2005. We owed the well services company approximately $43,000 at December 31, 2005.
      From time to time, in the normal course of business, we have engaged a service company in which Mr. Hobart Smith, one of our current directors, owns stock and serves as a consultant. We paid a total of $1.2 million to the service company during 2005 and at December 31, 2005, we owed them approximately $61,000.

PERFORMANCE MEASUREMENT COMPARISON
Performance Graph
      The following graph compares the cumulative total stockholder return on our common stock with the cumulative total return of (i) Hemscott Group Index ’Independent Oil & Gas”, formerly known as the Coredata Group Index No. 121, “Independent Oil & Gas” (“Coredata E&P Group Index”) and (ii) the NASDAQ Market Index, December 31, 2000, through December 31, 2005. The graph assumes that the value of an investment in our common stock and each index was $100 at December 31, 2000, and that any dividends were reinvested. Numerical values used for the year-end plot points in the graph are set forth in the table below the graph.
COMPARE CUMULATIVE TOTAL RETURN
AMONG BRIGHAM EXPLORATION COMPANY
NASDAQ MARKET INDEX AND COREDATA E&P GROUP INDEX
ASSUMES $100 INVESTED ON
DEC. 31, 2000
ASSUMES DIVIDEND
REINVESTED
FISCAL YEAR ENDING DEC. 31,

	2000	2001	2002	2003	2004	2005

Brigham Exploration Company	100.00	67.60	110.86	180.91	202.79	267.24
Independent Oil & Gas	100.00	81.72	85.57	133.47	179.32	278.33
NASDAQ Market Index	100.00	79.71	55.60	83.60	90.63	92.62

OTHER MATTERS
      The Board does not intend to present any other matters at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.
Stockholder Proposals
      It is contemplated that the Annual Meeting of Stockholders in 2007 will take place during the fourth week of May or the first week in June 2007. Stockholder proposals for inclusion in our proxy materials for the Annual Meeting of Stockholders in 2007 must be received at our principal executive office in Austin, Texas, addressed to the Secretary of Brigham Exploration Company, not later than January 27, 2007.
      With respect to stockholder proposals which are not intended to be included in our proxy materials, our bylaws provide that notice of any such stockholder proposal nominating persons for election to the Board must be received at our principal executive office not later than 90 days prior to the Annual Meeting of Stockholders; and all other stockholder proposals must be received not less than 60 nor more than 120 days prior to the meeting.

ANNUAL MEETING OF STOCKHOLDERS OF
BRIGHAM EXPLORATION COMPANY
June 1, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

The Board of Directors recommends that you vote
FOR the election of all nominees for election to the Board of Directors, FOR Proposal 2 and FOR Proposal 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:

NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O O O O O O O O	Ben M. Brigham David T. Brigham Harold D. Carter Stephen C. Hurley Stephen P. Reynolds Hobart A. Smith Steven A. Webster R. Graham Whaling

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

2.	Approval of the appointment of PricewaterhouseCoopers LLP as the Company’s Auditors for the fiscal year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approval of the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares from 50,000,000 to 90,000,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	The transaction of such other Business as may properly come before the meeting or any adjournments or postponements of the meeting.
Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this proxy in the enclosed return envelope so that your shares may be represented at the meeting.
The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all actions that the proxies named herein, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:
     Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BRIGHAM EXPLORATION COMPANY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 1, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Ben M. Brigham and Warren J. Ludlow, or any of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Brigham Exploration Company to be held at 10:00 a.m. C.D.T. on June 1, 2006 at the Company’s offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730 and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.
The Board of Directors recommends that you vote
FOR the election of all nominees for election to the Board of Directors, FOR Proposal 2 and FOR Proposal 3.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHAM EXPLORATION COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION, FOR PROPOSAL 2 AND FOR PROPOSAL 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission and by applicable state laws.
(Continued, and to be marked, dated and signed, on the other side)